Exhibit 8.1

The table below presents our significant subsidiaries, the places of incorporation and our ownership interests therein as of December 31, 2010.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
Sibintertelecom	Consolidated	100.0%	Russia
Dagtelecom	Consolidated	100.0%	Russia
Russian Telephone Company	Consolidated	100.0%	Russia
Evrotel	Consolidated	100.0%	Russia
Multiregion	Consolidated	100.0%	Russia
Sistema Telecom	Consolidated	100.0%	Russia
TS-Retail	Consolidated	96.0%	Russia
Metro-Telecom	Consolidated	95.0%	Russia
Comstar	Consolidated	73.3%	Russia
MTS Ukraine (Ukrainian Mobile Communications)	Consolidated	100.0%	Ukraine
MTS Finance(1)	Consolidated	100.0%	Luxembourg
Uzdunrobita	Consolidated	100.0%	Uzbekistan
BCTI	Consolidated	100.0%	USA
MTS Bermuda(2)	Consolidated	100.0%	Bermuda
MTS International Funding(3)	Consolidated	VIE	Ireland
K-Telecom	Consolidated	80.0%	Armenia
MTS Belarus	Equity	49.0%	Belarus
IntellectTelecom	Equity	22.5%	Russia

(1)	Represents beneficial ownership interest.

(2)	A wholly owned subsidiary established to repurchase our ADSs.

(3)	A private limited company organized and existing under the laws of Ireland for the sole purpose of financing a loan to MTS Group. The company is a variable interest entity of the Group.

See also Note 2 to our audited consolidated financial statements.